                                                                     EXHIBIT 99

                                                          Media Statement

Contact:  Corporate Communications, (626) 302-2255
www.edisonnews.com

FOR IMMEDIATE RELEASE
---------------------------

EDISON RESPONDS TO APPELLATE COURT ORDER REMANDING TURN'S STAY REQUEST BACK TO DISTRICT COUrt

Today a 2-judge Motions Panel of the U.S. 9th Circuit Court of Appeals remanded to U.S. District Court Judge Ronald S.W. Lew The
Utility Reform Network's motion for a stay of Judge Lew's judgment approving the lawsuit settlement reached earlier this month between Southern California Edison and the California Public Utilities Commission.  TURN's request for a stay will be reviewed by
Judge Lew within the next 14 days to determine whether to order a stay pending appeal. SCE Chairman, President and CEO Stephen E.
Frank issued the following statement in response to the decision.

ROSEMEAD, Calif., Oct. 30, 2001--A 2-judge Motions Panel of the 9th Circuit Court of Appeals recognized, as SCE previously argued,
that the U.S. District Court is the appropriate forum to consider TURN's motion for stay in the first instance.   The Circuit
Court panel did not decide on the merits of the stay or the settlement, and it limited the time for the District Court's consideration of a stay to 14 days.

TURN's motion for a stay simply has no merit, and we will continue to vigorously oppose it.

We endorse the CPUC's formal statement that the "court has not decided anything on the merits of the stay or the merits of the case.  TURN jumped the gun in appealing to the 9th Circuit and the court has simply remanded the matter back to Judge Lew.  We are confident that the settlement agreement is the right thing for consumers."

We also believe the October 5 District Court order approving the settlement is sound and is in the best interests of the state, ratepayers, taxpayers and the economy overall.  We're confident it will be upheld.

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Southern California Edison is one of the nation's largest electric utilities, serving a population of more than 11 million via 4.3 million customer accounts in a 50,000-square-mile service area within central, coastal and Southern California.